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                          Firstwave Technologies, Inc.
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September 4, 2001

FIRSTWAVE'S CEO LETTER TO SHAREHOLDERS:

From time to time, I have written my CEO Observations on the business and published them on the Company's web site (www.Firstwave.net). However, some of you may not visit our web site or otherwise have seen the series of publications and press releases that give you guidance on how your Company has been performing and the direction we envision it taking. If you wish to receive such information via e-mail, please send your e-mail address to investor@firstwave.net.

SPECIAL MEETING OF SHAREHOLDERS AND BOARD TO BE HELD SEPTEMBER 7, 2001

By this time, you should have received our Proxy Statement asking you to vote on four items that are important to our Company and will have a significant impact on our business going forward. After the Shareholders' meeting, your Board of Directors will meet to decide whether it will be in the Company's best interests, that is, the Shareholders' best interests, at that time to effect the reverse stock split if authorized by the Shareholders. If the stock is trading above $1 per share prior to our vote, it is unlikely that the Board will vote for the reverse stock split. The Company must notify Nasdaq by September 10, 2001 for our stock to begin trading on September 12th on a reverse split basis.

The Board fully expects that the Shareholders will overwhelmingly approve the first three motions on the Proxy Statement. These motions represent changes that will allow the Company to achieve approxi-mately $3.5 million in Net Tangible Assets, the amount required for Firstwave to maintain its Nasdaq SmallCap Market listing. While we hope to receive the authority to effect a reverse stock split in order to price the stock above the one-dollar minimum required for a continued Nasdaq SmallCap market listing, the Board of Directors has not determined if such action is necessary at this time. Although a reverse stock split is often negatively perceived, this is not always the case, and your Board of Directors will be cautious of its decision and the signal it may send to the market. Firstwave's Board of Directors and its management team feel that the current stock market conditions are causing our Company to receive a lower valuation than warranted. If a decision is made to effect a reverse stock split, it will be made because the Board of Directors believe that such action will assist the Company in attaining a valuation that better reflects its value relative to its peers and industry opportunities and that it is necessary to maintain its Nasdaq listing to support the best interests of the Shareholders. Let me share with you why we are optimistic about Firstwave's near and long term future:

THE COMPANY HAS SUFFICIENT CASH TO FUND OPERATIONS. Cash is the "oxygen" of business. The cost reductions that the Company has implemented since the beginning of the year have had the desired effect. The Company's cash position at the end of the quarter should be stable even on modest revenue assumptions. The Company's Accounts Receivables balance is growing; we have an unused, but available accounts receivable purchase line with the bank; our projections through the end of the year show that the Company should not have to seek additional investment capital or use its bank line of credit. Your Company should be able to weather this economic slowdown and be ready to surge when the economy begins to grow again.


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THE COMPANY'S SALES PIPELINE CONTINUES TO GROW. Let me summarize the numbers:

         - The Company's sales force is currently actively involved in many opportunities of various sizes that could close in the third and fourth quarters.

         - The current economic conditions have made it almost impossible to accurately forecast when any given opportunity will close. Deals where Firstwave has been selected can easily slip to future quarters. Our internal software license forecast shows a range between $1.2 million and $2.4 million in possible software license revenues for the second half of 2001. Most importantly, Firstwave is not being eliminated from many decisions where we are competing for the business - "no decision" remains the biggest competitor.

CURRENT DIFFICULT MARKET PROVIDES POSITIVE POSITION FOR FIRSTWAVE. The current difficult market opportunities really favor Firstwave's positioning as an Internet based CRM provider focusing on quick implementation and quick returns on modest investments. A rising tide raises all ships. However, a low tide, like today's economic environment, favors "shallow draft" ships. Your ship is doing well in an economy that has left the CRM vendors who have been focusing on large deals (and accordingly have built huge cost structures) high and dry. In the recent times of "irrational exuberance," CRM buyers spent unrestrained budgets on automatically buying from the perceived market leaders. However, the automatic choices of yesterday are not "automatic" today. Firstwave is recognized as a viable competitor against all of the CRM providers. Several of the previous leaders appear to be heading into the challenging times of product transitions and management turnover that Firstwave has overcome.

FIRSTWAVE'S PRODUCT RECOGNIZED AS LEADING EDGE TECHNOLOGY. On August 27, we announced that Gartner, Inc., a leading research and advisory firm, cited Firstwave as one of the only native web-architected CRM solutions. Firstwave has completed the major product revisions that were necessary to give the Company a competitive edge. Now much of our future Research and Development can be provided as customer-funded development - features we provide today at one customer's request that improve our product for the future. There is a point when you don't have enough features to earn the business. Then you reach the sweet spot where you have enough to earn the business, but are not "a Swiss Army knife" of too many features (therefore too hard and expensive to implement). We are from both an underlying technology and feature capability right in the sweet spot - where we plan to stay. We are in a position to deploy our staff on initiatives that could result in a range between $2.0 million and $2.2 million in professional services revenues for the second half of 2001.

FIRSTWAVE HAS CLOSED SEVERAL MAJOR PURCHASE DECISIONS WITH ITS NEW TECHNOLOGY. The Company has signed large deals with EDS, Exxon Mobil, and Future Electronics. Exxon Mobil chose our new technology to replace the TakeControl application they had previously purchased from Firstwave. Future Electronics has purchased and deployed 200 of the potential 2000 licenses they will need for worldwide deployment. EDS has made significant commitments for ongoing Professional Services. We hope that this initial EDS relationship will generate up to 1500 licenses in the next several quarters as they deploy our technology to multiple call centers. Your Board does not feel that our stock price reflects the current and potential future value of these relationships.

FIRSTWAVE'S FORMERLY DORMANT CUSTOMERS AND DISTRIBUTORS SHOWING RENEWED INTEREST. Firstwave recently announced that a business partner had collected $100,000 in back maintenance from a former maintenance-paying customer. Carlos Rodriguez, President of Inffinix Software, stated, "I am very encouraged by the tremendous changes that I have seen at Firstwave." Obviously, the customer who paid the $100,000 agreed. The Company's delivery of its award-winning product has resulted in renewed


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interest of customers using older technology. Not long ago, our former distributor in Scandinavia visited our office to see firsthand the progress we have made. This visit resulted in additional licenses being used by the telephone company of Norway.

FIRSTWAVE HAS ALSO RECENTLY ANNOUNCED THAT A TEAM SUPPORTED BY OUR FORMER AUSTRALIAN DISTRIBUTOR HAS CHOSEN FIRSTWAVE'S PRODUCT LINE AS A NEW SALE REPLACEMENT FOR THE COMPETING PRODUCT THAT THEY REPRESENTED IN AUSTRALIA. "AIPC is excited to have the opportunity to offer this product in Australia," stated Robert Beck, Managing Director of AIPC. "Our experience in this market reveals there is a demand for this product in Australia," Mr. Beck said. "I have been selling CRM solutions in Australia for over 28 years and have never seen such a tremendous need in the market for this product," added Michael Lappen, a Director of AIPC. Lappen's experience includes serving as Managing Director of Co-Cam Australia, a reseller of Firstwave's legacy product, TakeControl(R). Co-Cam's TakeControl sales in Australia previously contributed approximately $7 million in revenues to Firstwave.

We believe that AIPC will be very effective in the near term in re-energizing Australian customers. Firstwave anticipates that AIPC will be able to increase maintenance revenues by improving customer support for these older customers as well as generate new license revenues. Our Singapore distributor's efforts will also be augmented by an eight-year Firstwave veteran who is joining them at the end of September.

FIRSTWAVE'S LEGACY CUSTOMERS CONVERTING TO NEW TECHNOLOGY. Firstwave customers who are no longer paying maintenance are now being recognized as potential significant sources of revenue. For example, an existing, long-time customer is evaluating a transition from our older technology to the new eCRM product. Our Technology Conversion Option, which was initiated two years ago, has been reopened with interest from some Takecontrol customers who have cumulatively invested over $3,000,000 in Firstwave's older technology. Firstwave intends to aggressively promote this option to all of our customers using our older technology, many of whom are Fortune 500 companies.

FIRSTWAVE BUILDING STRONG GLOBAL PARTNERSHIPS. Firstwave is very proud of the strong partnerships we have been developing with technology savvy system integrators. EDS is one example of a major international systems integrator that has introduced our technology to one of their customers. The strong system integrator partnerships that gave the high visibility vendors of yesterday their rapid growth in licenses are now up for grabs. This is attributable to the failure by major vendors to keep up with technology changes and the extremely long times and excessive costs that these "enterprise" systems required to implement. Today's tough economic times demand different partnerships than those that prevailed in the times of "irrational exuberance." Tough times favor Firstwave and its product.

TODAY, FIRSTWAVE ANNOUNCED A PARTNERSHIP FOR HOSTING OUR APPLICATION WITH IBM. William J. Grady, III, Program Director, eSourcing, IBM Global Services said, "Firstwave's certification process in our hosted/ASP environment went extremely quickly, an excellent representation of what good web-based solutions are all about. We look forward to a long-term relationship with Firstwave and hope that the market sees this as an excellent opportunity for highly customizable, yet rapidly deployable CRM solutions." The Application Service Provider industry has not succeeded to date for a number of reasons, but our partnership with IBM addresses most of the reasons. Unlike some vendors, the ASP option is only one option for doing business with Firstwave. We hope to be announcing new partnerships in the next several quarters with more industry leading systems integrators.


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In summary, your Company, at every level, is excited about our future.
Regardless of whether the Company remains listed on NASDAQ or moves to the Bulletin Board for a period of time, we believe that Firstwave will be a successful company that will serve its Shareholders, customers and employees well for many years into the future. We thank you for your support and for the trust you have placed in us.





Richard T. Brock
President

REMINDER: PLEASE SEND YOUR E-MAIL ADDRESS TO INVESTOR@FIRSTWAVE.NET TO RECEIVE OUR PRESS RELEASES AS THEY ARE ISSUED.

NOTE: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The Company noted that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as the Company's capital requirements and other liquidity concerns and related doubt as to the Company's ability to continue as a going concern, potential fluctuations in quarterly results due to market demand, competition, technological developments, the Company's ability to continue to comply with Nasdaq listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission, under the caption "Certain Factors Effecting Forward Looking Statements", which discussion is incorporated herein by this reference.


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
The Equity Investor                   A financial marketing and investor relations firm
Equity Investor Communications, Inc.                                     (770) 425-7877

                                                               SEPTEMBER 4, 2001

FIRSTWAVE TECHNOLOGIES, INC.

CAPITALIZING ON A LARGE AND RAPIDLY GROWING MARKET OPPORTUNITY
FIRSTWAVE IS THE NEXT WAVE OF CUSTOMER RELATIONSHIP MANAGEMENT

CRM INDUSTRY HIGHLIGHTS

- According to recent a study by Jupiter Media Metrix, Inc., 74% of businesses will spend more this year on CRM than they did in 2000

- According to Meta Group, the CRM market will grow from $20.4 billion this year to an estimated $46 billion by 2003

- Gartner, Inc., a leading research and advisory firm, says by year-end 2002 Web-native architecture for CRM applications will dominate the mid-market

RECENT DEVELOPMENTS

- Recent customer wins include Citizens Business Bank, the Federal Home Loan Bank in Topeka, Kansas, and Sevista Technologies

- A leading Global Systems Integration Company increased its financial commitment by adding $450,000 in additional purchase orders for services to be delivered this quarter

Currently traded on the NASDAQ under the ticker symbol FSTWC, Firstwave Technologies is a leader in the Customer Relationship Management (CRM) software market. With the introduction of their latest product, FIRSTWAVE ECRM, the company is poised to capitalize on a potentially explosive and lucrative market.

Firstwave eCRM provides the best of both worlds in meeting the demands of the fastest growing middle market. Businesses don't need or want the large CRM systems that cost a fortune to maintain and take forever to implement. In fact, a recent article in CIO magazine stated that given some of the implementation problems with large-scale installations, many experts are now advising companies to start small and look at smaller vendors. At the same time, many companies are not interested in the one-size-fits-all system that will likely only meet part of their needs...enter Firstwave eCRM.

                               COMPANY HIGHLIGHTS

-    CEO, Richard Brock, is credited with being the "Pioneer of the CRM
     Industry"

-     World-Wide customer base

-     One of the only CRM solutions built on native web-architecture

- Awarded the "Best Internet based CRM Solution" by The Denali Group two years in a row (2000 & 2001)

-    Member for the Software 500 for the past 5 years

-    Selected as on of the Top 30 CRM Solutions in 2000 and 2001 by ISM

Firstwave eCRM is one of the only 100% web-based CRM applications available today. Because of its native web architecture, it is flexible, scalable and most important...easy to integrate with existing systems and deploy to end-users. The product allows companies to have a synchronized database to manage the multitude of channels through which a company communicates with its prospects and customers. Users have the ability to access the information from any browser-based device including handheld PDA's and WAP phones. The fully functional disconnected usability is unique to Firstwave eCRM - most other Internet-based CRM applications have not mastered this critical feature to date.

The company recently reported its fiscal quarter financial results, which showed an improvement from Q1 to Q2 (a rare occurrence in this economic environment). Firstwave has recently signed some significant customer engagements and its product is being well received. Investors should expect additional announcements in the near future as Firstwave gains traction and capitalizes on the expanding market opportunity. For more information please call us at (770) 425-7877.